Exhibit 107

Exhibit Fee Table

Calculation of Filing Fee Table

Schedule 14A

(Form Type)

Steel Connect, Inc.

(Name of registrant as specified in its charter)

Table 1: Transaction Value

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filling Fee
Fees to be Paid	$57,642,441.75	(1)	0.0000927	$5,343.45	(2)
Fees Previously Paid	$–			$–
Total Transaction Valuation	$57,642,441.75
Total Fees Due for Filing				$5,343.45
Total Fees Previously Paid				$–
Total Fee Offsets				$–
Net Fee Due				$5,343.45

(1)	Solely for purposes of calculating the filing fee in accordance with Rule 0-11 under the Securities Exchange Act of 1934 (as amended, “Exchange Act Rule 0-11”), this amount represents (i) the sum of (a) 60,398,784 shares of common stock of Steel Connect, Inc. (the “Company”), par value $0.01 per share (the “Shares”), minus (b) 18,182,705 Shares held by Steel Partners Holdings L.P. and its wholly owned subsidiaries, plus (c) 482,026 restricted Shares held by directors and officers of the Company, multiplied by (ii) the Per Share Merger Consideration of $1.35 per Share.

(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was based on the total maximum consideration to be received by the registrant in the transaction ($57,642,441.75). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $57,642,441.75 by 0.0000927.